Exhibit 10.9

PROJECT DEVELOPMENT
AND MANAGEMENT AGREEMENT FOR
BALLENGER RUN PUD

THIS PROJECT DEVELOPMENT AND MANAGEMENT AGREEMENT (the “Agreement”) is made as of this 25th day of February, 2015, by and between MacKenzie Development Company, LLC (“MacKenzie”) and Cavalier Development Group, LLC (“Cavalier”) (together MacKenzie and Cavalier are referred to as the “Developers”) and SeD Maryland Development, LLC (the “Owner”).

EXPLANATORY STATEMENT

The Owner is the contract purchaser of the Project (hereinafter defined). The Owner has requested that the Developers work together to provide various services relating to the development, construction and sale of the Project. Developers are jointly willing to provide such services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the Explanatory Statement, which shall be deemed to be a part of this Agreement, the parties hereto do hereby covenant, agree, represent, and warrant as follows:

1.
Project.

The Project consists of approximately 197± acres of developable land zoned PUD located in Frederick County, Maryland. The property is further defined as “Ballenger Run PUD” identified as Parcels 53, 54 and 243 on Tax Map 86. The Project has conditional Phase II approvals for the subdivision of 443 residential lots plus remainder parcels dedicated for multi-family development, parkland, a schools site and amenity space.

2.
Services To Be Provided By Developers.

Owner hereby employs Developers, and Developers hereby accept the employment by Owner, to provide various Services for the development, construction and sale of the Project. These Services include all reasonable tasks necessary to timely develop, construct and sell the Project in accordance with Owner’s goals. A list of these Services is attached hereto as Exhibit A (the “Services”). The Developers agree to provide these Services pursuant to the terms of this Agreement. The Developers will represent the Owner in all matters related to the Project. Robert J. Aumiller Jr. of MacKenzie will act as the primary point of contact for the Owner and as the “owner’s representative”. Stephen P. Oder of Cavalier will act as the primary on-site manager and local Frederick County specialist.

3.
Term.

The term of this Agreement and the employment of Developers by Owner pursuant hereto shall be for an initial term of seventy-eight (78) months and shall commence as of the execution of this Agreement. The parties understand and agree that the initial term represents the Owner’s estimate of the completion time for the Project. If the Project cannot be completed prior to the end of the initial term, then the parties may agree to extend the term and the monthly fees paid hereunder by an amendment to this Agreement.

4.
Compensation for Services.

In consideration for the Services to be rendered by Developers, Owner agrees to pay to Developers the following fees:

a.
A preliminary development fee (“Pre-Development Fee”) of $22,000 per month for the development entitlement work required to obtain unconditional approval of the improvements plans for the first phase of the Project. It is projected by the Owner it will take seven (7) months to obtain such approvals. The first monthly Pre-Development Fee shall be paid upon the execution of this Agreement and shall be paid monthly for the first seven (7) months of the initial term of this Agreement.
b.
Subsequent to the payment of the last monthly Pre-Development Fee, a development fee (“Development Fee”) of $14,667 per month for the land development and project management of the Project. The monthly Development Fee shall be paid one month after the last payment of the Pre-Development Fee. The monthly Development Fee shall be paid through the month that the last of all the single-family and townhome lots have been sold and settled to third party purchasers. It is projected by the Owner that it will take seventy (70) months from the date of execution of this Agreement sell and settle all such lots.
c.
Subsequent to the payment of the last monthly Development Fee, a close-out fee (“Close-Out Fee”) of $11,000 per month for the close-out of the Project and the release of guarantees and securities as required by the government authorities. Close-out shall be deemed complete at such time as the Developers are able to cause the release of any and all guaranties or posted securities or bonds provided by the Owner to develop the Project. It is projected by the Owner that it will take eight (8) months after the sale and settlement of the last lot provided for under 4(b) above to close-out the Project.
d.
A fee of $1,200 per every single-family lot sold and settled to a third party. This fee shall be paid to the Developers at the time of settlement and shall be paid from the lot settlement proceeds.
e.
A fee of $500 for every townhouse lot sold and settled to a third party. This fee shall be paid to the Developers at the time of settlement and shall be paid from the lot settlement proceeds.
f.
A fee of $50,000 for every multi-family parcel or lot sold and settled to a third party. This fee shall be paid to the Developer at the time of settlement and shall be paid from the parcel settlement proceeds. Developers and Owner acknowledge that presently there are two (2) multi-family parcels which are part of the Project; a 210± unit multi-family parcel and a 200± unit CCRC parcel. The Owner shall pay this fee to the Developers so long as settlement of the parcel(s) occurs within ten (10) years of the execution of this Agreement and regardless of the expiration of the initial term of this Agreement.

The Owner acknowledges that the fees payable by Owner herein are fair and reasonable for the services provided by the Developers hereunder. Developers will submit separate monthly invoices to the Owner on or about the 1st day of each month for the monthly fees and the Owner shall make payment on the monthly invoice no later than the 10th day of each month following the initial payment. Lot settlement fees are due at the time of settlement of each lot or parcel as described above. All unpaid invoices are subject to 1.0% interest per month on the balance due. Developers will be permitted to allocate monthly fees and lot settlement fees between MacKenzie and Cavalier and submit separate monthly invoices to be paid directly by the Owner. Reimbursable expenses will be billed at cost plus 15% and include, but are not limited to, print reproduction, mileage outside of Frederick County or outside of Developers’ normal commute from its office to the Project, postage or commercial delivery fees, parking fees, or any other expense reasonably related to Developers’ services. Developers will take reasonable efforts to keep all reimbursable expenses to a minimum.

5.
Costs and Expenses.

Developers shall have no responsibility whatsoever for the payment of any costs incurred in connection with the development of the Project (including architectural, engineering, legal and construction costs and fees). All such costs and charges shall be borne solely by Owner. Developers shall be responsible for its own overhead expenses incurred in the pursuit of its obligations under this Agreement.

6.
Owner’s Responsibility.

Owner hereby agrees that it shall cooperate with Developers in expediting the development of the Project. Charles W.S. MacKenzie, or his designee, is hereby recognized as the authorized representative of Owner in making all decisions related to the Project and in executing all documents on behalf of Owner in connection with the Project and this Agreement. Developers shall, at all times during the term of this Agreement, keep Owner fully advised on the progress of development of the Project.

7.
Liability Insurance.

Owner shall keep in full force and effect, at its expense, so long as this Agreement remains in effect, public liability insurance with respect to the Property, naming Developers as an additional insured, with minimum limits of $1,000,000 on account of bodily injuries or death and $1,000,000 for property damage; and such policy or policies of insurance shall contain a provision that they will not be modified or canceled except upon at least thirty (30) days’ advance written notice to Developers; and a copy of such policy or policies shall be delivered to Developers by Owner promptly following the execution of this Agreement.

8.
Indemnification.

(a)
Developers hereby agree to indemnify and save Owner harmless from and against any and all claims, actions, damages, losses and expense of any kind whatsoever (including reasonable attorneys’ fees) arising out of or in connection with the negligent or willful acts and omissions of Developers, its employees and agents with respect to the performance of their respective obligations and duties hereunder.

(b)
Owner hereby agrees to indemnify and save Developers harmless from and against any and all claims, actions, damages, losses and expenses of any kind whatsoever (including reasonable attorneys’ fees) arising out of or in connection with Owner’s negligent or willful acts and omissions in connection with the development and construction of the Project.

9.
Termination.

This Agreement may be terminated as follows:

(a)
Owner may terminate this Agreement immediately for cause. “For cause” means Owner has demonstrable evidence of either (i) fraud committed by Developers, (ii) insubordination by Developers, or (iii) repeated failure by Developers to meet reasonable deadlines, if and only if the failure to meet deadlines is within the reasonable control of the Developers. Events caused by nature or acts of God, even if anticipated by the parties, are deemed outside the reasonable control of the Developers. If Owner terminates this Agreement for cause, Owner shall within ten days pay any remaining balance of the monthly fee and per lot fee earned to date, as applicable.

(b)
Owner may terminate this Agreement for reasons other than cause with 30 days written notice to Developers. If this agreement is terminated for reasons other than for cause, within 30 days of the termination date, Owner shall pay (i) any remaining balance of the monthly fee and per lot fee earned to date, (ii) any outstanding reimbursable expenses, and (iii) a fee of $100,000 representing an early termination fee.

(c)
Developers man terminate this Agreement immediately in the event of failure of the Owner to pay Developer any of the compensation under Section 4 hereof.

10.
Notices. All notices, demands, requests, consents, or approvals required or permitted under this Agreement to be in writing shall be deemed to have been properly given if and when mailed by certified mail, return receipt requested, postage prepaid, or by electronic mail (“Email”), at the following addresses indicated for each party:

(a) if to Owner:	c/o Charles W.S. MacKenzie
312 Third Street, Suite 101
Annapolis, MD 21403
cmackenzie@mackenzieequity.com

(b) and if to Mackenzie:	MacKenzie Development Company, LLC
2328 West Joppa Road, Suite 200
Lutherville, Maryland 21093
Attn: Robert J. Aumiller, Jr.
rjaumiller@mackenziecommercial.com

(c) and if to Cavalier:	Cavalier Development Group, LLC
8114 Dam Number 4 Road
Williamsport, MD 21795
Attn: Stephen P. Oder
soder@cavdev.com

(d) such other addresses by any party to the other parties by notice in writing pursuant to the provisions of this Section.

11.
Governing Law. This Agreement shall be governed by, and shall be construed, in accordance with the laws of the State of Maryland.

12.
Burden; Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and, except as stated herein to the contrary, their successors and assigns.

13.
Gender. As provided herein and as the context requires, the masculine gender shall be deemed the feminine and neuter genders and vice versa; and the singular shall be deemed to include the plural and vice versa.

14.
Relationship. Nothing contained in this Agreement shall be construed to create a relationship of employer and employee between Developers and Owner, it being the intent of the parties hereto that the relationship created hereby is, in fact and intent, that of an independent contractor. Nothing contained herein shall be deemed to constitute Owner and Developers as partners or joint ventures. Furthermore, Developers hereby certify that Charles W.S. MacKenzie is not an officer, member or employee of Developers or MacKenzie Development Company, LLC and in no way receives any compensation, fees or equity from Developers.

15.
Severability. If any provision of this Agreement or application to any part or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such personal circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

[Signatures follow on next page]

IN WITNESS WHEREBY, the parties hereto have executed this Agreement as of the day and year first above written.

WITNESS:	MacKenzie Development Company, LLC

By: /s/ Robert J. Aumiller, Jr (SEAL)
Robert J. Aumiller, Jr., Vice President

WITNESS:	Cavalier Development Group, LLC

By: /s/ Stephen P. Oder (SEAL)
Stephen P. Oder, Manager

WITNESS:	SeD Maryland Development, LLC
Inter-American Development, its Manager

By: /s/ Charles W. S. MacKenzie (SEAL)
Charles W. S. MacKenzie, Chief Development Officer

EXHIBIT A

JOINT PROJECT DEVELOPMENT AND MANAGEMENT SERVICES

The role of the Developers is to act as the “Owner’s Representative” in the development, construction and sale of the Project. The Developers will act with integrity and honesty and will use all commercially reasonable efforts to maximize the investment objectives of the Owner. The Developers will perform all reasonable tasks as necessary to this end including but not limited to the following:

1.
Reporting: Report to the Owner on the status of the Project through formal scheduled reports and on an informal basis as the Owners requests. Maintain an updated proforma, budgets and schedule for the Project reflecting current conditions. Represent the Owner at all Project meetings. Provide all necessary paperwork for monthly lender draws and letters of credits as needed.

2.
Financing Assistance:                                                       Work with Owner’s selected capital broker and lending institutions to facilitate financing for the Project. Furnish required underwriting and due diligence documents to lenders, review and recommend underwriting assumptions, facilitate closing by providing required land development documents and managing the Project according to the terms and conditions of the loan documents. Provide ongoing compliance reporting to lender and its selected inspectors and auditors.

3.
Engineering and Development Entitlements: Manage the civil engineering process to ensure the timely and accurate completion of all required development approvals and entitlements for each phase of construction. Ensure the recordation of the subdivision plats and secure all required permits, variances, public works agreements and approvals from Town, County, State or Federal levels (including the stream crossing). Provide value engineering along with the general contractor, geo-tech and environmental consultants. Coordinate the ongoing civil engineer and geo-tech engineer involvement during the construction process and through close out. Represent Owner at all public meetings and meetings with government staff and elected officials.

4.
Dry Utilities and Amenities: Coordinate efficient and timely installation of all dry utilities (electric, gas, cable, etc.) with local gas, electric, cable and phone providers. Oversee the engineering and construction of all amenities including the clubhouse, pool, entrance monuments, street lights, street trees, signage, reforestation, walking paths, parks, playgrounds and cluster mailboxes. Marketing support will be required for the design of amenities such as the clubhouse, entry monuments and signage and is typically provided by the homebuilder or an outside marketing firm.

5.
Construction: Conduct the bidding process for all contractor work, recommend contractors to the Owner and supervise all contractor work including that of the general contractor. In association with Owner’s attorney, negotiate and review building contracts with contractor to clearly define construction responsibilities in order to minimize conflicts in the field. Manage contractors to ensure fair pricing, quality control and timely delivery of lots. Problem-solve all contractor issues that may arise during construction (e.g. constructability issues, scheduling issues, third-party claims, change order negotiation, subcontractor disputes, lien actions, cost overruns). Ensure compliance with all permits and regulatory requirements including State discharge permits and erosion control permits.

6.
Home Owners Association: Along with Owner’s selected attorney, establish the required Home Owners Association (“HOA”) and ensure its compliance with the NVR lot purchase agreements. Act as HOA leadership and as an Architectural Review Committee member until the association is turned over to the residents at the required time. Represent Owner at all HOA meetings and votes. Make recommendations for Owner to hire a professional property management company to run the HOA under Developers’ direction and supervision. The management company will handle billing, collections, routine architectural requests, conduct regular homeowners meetings and other daily management duties. Fees for the management company are not a part of this Agreement.

7.
Off-Site Requirements: Coordinate all off-site development requirements for the Project including the acquisition of required right-of-ways, the construction improvements to Ballenger Creek Pike and negotiation and payment of all fees-in-lieu required by governmental authorities (medium priced dwelling units, school construction fees, road escrow payments, etc.). Along with Owner’s selected attorney oversee the negotiations with the Frederick County Board of Education for the dedication of a school site and the acquisition of an easement to Phase 4.

8.
Close-Out: Manage the close-out process which includes dedicating all roads to the County or HOA, obtaining certification and inspection of all stormwater management devices, insuring compliance with all reforestation and landscaping requirements, and ultimately obtaining a full release from all permits and all posted construction bonds and letters of credit and release from improvements imposed under all public works agreements.

9.
LPA Compliance: Manage the lot purchase agreements (“LPAs”) with NVR, Inc. and develop and maintain the Project in compliance with the LPAs. Enforce Owner’s rights under the LPAs and monitor lot purchase pace and price. At Owner’s request, act as Owner’s agent to settle all lots purchased under the LPAs. Design lot phasing schedules to meet the timelines under the LPAs.

10.
Multi-Family Parcels: Assist Owner’s selected broker with the marketing and sale of the multi-family parcels to third parties including assemblage of marketing materials, due diligence facilitation and entitlement consultation. Coordinate construction with future multi-family parcel purchasers.

11.
Costs Approvals: Review, approve and code all invoices and costs for the Project and advise Owner on the sufficiency and administration of all contracts related to the Project. Solicit proposals for all contracted work and recommend contractors to Owner for hire. Basic accounting for the project will be the responsibility of the Owner.

12.
Manage Consultants: Manage all consultants and contractors throughout the Project including general contractors, subcontractors, landscapers, property management companies, accountants, attorneys, engineers, geo-techs, consultants, etc.

13.
Other: Any other reasonable development services requested by the Owner or required to complete the Project in accordance with the development plan and necessary to maximize the value of the Project for the Owner.

Please note that some of the above Services require the assistance of a local real estate attorney. Developers are not attorneys and any tasks which must be performed by an attorney are not included in the scope of the Services. Developers will recommend attorneys to the Owner and work with the Owner’s selected attorney(s) to complete the Services requiring legal assistance.

Additionally, marketing responsibilities are not included in the scope of the Services provided by the Developers. Many times the marketing responsibilities are handled by the homebuilder and we recommend that option for this Project. Developers will assist in all aspects of marketing that relate to land development and will provide recommendation whenever proposals are presented. This would include review of community brochures, entry monument and clubhouse design and signage.

MacKenzie Development Company, LLC

Qualifications

MacKenzie Development Company, LLC is development subsidiary of the MacKenzie Companies, a full-service real estate firm focused on Maryland. Together with its sister company, MacKenzie Communities, LLC, MacKenzie has been developing residential and commercial projects in and around the Baltimore Metro markets for over 45 years. We develop projects for our own account and offer our development services to select third parties for a fee. Not only are we experts in land development but we also are experienced owners who understand how decisions made at the land development level affect the bottom line. We manage projects with a focus on meeting investor expectations and maximizing returns. The following is a list of our recent residential development projects:

1.
Windlass Overlook
Baltimore County, Maryland
61 Single-Family lots in 2 phases
NVR (Ryan Homes) is the builder for both phases
Currently 80% sold out

2.
Stoneleigh Summit
Baltimore County, Maryland
36 Single-Family Villa lots
NVR (Ryan Homes) is the builder
Currently in land development; full sellout projected in 2016

3.
Worthington Green
Baltimore County, MD
41 Single-Family lots – homes sold for $1.5 – $3.0 million
Sold to multiple custom home builders and end-users
Sold last lots in 2012

4.
Parkwood Place
Baltimore County, MD
70 Townhome lots
Currently in entitlement approval process
Will select homebuilder in 2015 and sell finished lots starting in 2016

5.
Preserve at Windlass Run
Baltimore County, MD
412 lots, mix of Single-Family and Townhome
Obtained all Planned Unit Development (“PUD”) approvals
Terminated purchase contract due to deal economics

6.
Granite View Apartments
Baltimore County, MD
318 unit market rate apartment development
Currently in the entitlement approval process
Limited partner responsible for financial projections and due diligence

Cavalier Development Group, LLC

Qualifications

Our focus since inception of the original Cavalier Development company in 1993 has been the development of residential land in Frederick County. The amount of residential development that we have managed over the years is evidenced in our list of major projects that we have participated in. We have a good local base of subcontractors who are knowledgeable and dependable. The subcontractors we use are very competitive in their bidding and are very responsive to us because of the significant amount of work that we have solicited and managed over the years.

We understand the Frederick County process for development approvals and permitting. Our excellent relationships with Frederick County staff and elected officials enables us to accomplish tasks and gain approvals under extremely tight timeframes. Our reputation for professionalism and integrity are our keys to success.

The following is a list of the major projects we are currently or have completed developing:

1.
WESTWINDS: A four-hundred forty-five (445) unit golf course community along Gas House Pike in Frederick County, Maryland. Owner - Potomac Frederick, LLC.

2.
RIVER OAKS: An eighty-eight (88) unit single family community off of Route 144 east in Frederick County, Maryland. Owner - River Oaks Limited Partnership.

3.
OVERLOOK PND: A three hundred twenty-nine (329) unit Planned Neighborhood Development in Frederick City, Frederick Maryland. Owner - Marvin R. Blumberg Company.

4.
BALLENGER CROSSING PUD: A four hundred seventy-five (490) unit Planned Unit Development located off of Ballenger Creek Pike just south of Frederick City. Owner - Marvin R. Blumberg Co.

5.
WALNUT RIDGE PND: A five hundred fifty (550) unit Planned Neighborhood Development in Frederick City, Maryland. Owner - Mr. & Mrs. Joseph Free. Developer - Security Development Corporation.

6.
CANAL RUN PUD: A five hundred seventy-five (575) unit Planned Unit Development in Point of Rocks, MD. Owner – PV I, LLC.

7.
TILGHMAN PROPERTY: A forty-four (44) lot single family community in Frederick City, Maryland. Owner - Milton Henderickson.

8.
WILLOWBROOK: A four-hundred two (402) lot single family and townhome community in Frederick City, Maryland. Owner – Adler Financial.

9.
TILGHMANTON HEIGHTS: A sixty-two (62) lot single family community in Washington County, Maryland. Owner – Dr. William Schneider.

Robert J. Aumiller, Jr.	Stephen P. Oder
Vice President	Manager
MacKenzie Development Company, LLC	Cavalier Development Group, LLC
2328 West Joppa Road, Suite 200	8114 Dam Number 4 Road
Lutherville, MD 21093	Williamsport, MD 21795

February 23, 2015

SeD Maryland development, LLC
c/o Charles W.S. MacKenzie
312 Third Street, Suite 101
Annapolis, MD 21403

RE: Project Development and Management Agreement for Ballenger Run PUD

Dear Charley,

Pursuant to the project development and management agreement for Ballenger Run PUD dated February 25th, 2015, this letter serves to clarify the process of how invoices will be sent to you for the Services. Section 4 of the Agreement states that the "Developers will submit separate monthly invoices to the Owner". These invoices will be sent by email to you at cmackenzie@ mackenzieequity.com. An outline of how the invoices will divide the fees between the Developers is below:

A. The Pre-Development Fee of $22,000 per month will be invoiced as $10,000 due to MacKenzie and $12,000 due to Cavalier.

B. The Development Fee of $14,667 per month will be invoiced as $6,667 due to MacKenzie and $8,000 due to Cavalier.

C. The Close-Out Fee of $11,000 per month will be invoiced as $5,000 due to MacKenzie and $6.000 due to Cavalier.

D. The $1,200 fee for every single-family lot sale shall be payable in the amount of $540 due to MacKenzie and $660 due to Cavalier. An invoice will not be issued for these fees as you should instruct the settlement agent to make the payments as lot settlement.

E. The $500 fee for every single-family lot sale shall be payable in the amount of $225 due to MacKenzie and $275 due to Cavalier. An invoice will not be issued for these fees as you should instruct the settlement agent to make payments as lot settlement.

F. The $50,000 fee for every multi-family parcel lot sale shall be payable in the amount of $22,500 due to MacKenzie and $27,500 due to Calalier. An invoice will not be issued for these fees as you should instruct the settlement agent to make payments at lot settlement.

G. Any reimbursable expenses incurred by the Developers will be invoiced by the Developers separately.

H. Any late fees on unpaid balances will accrue and be invoices by the Developers separately.

I. The termination fee, if incurred, will be invoiced as $50,000 due to MacKenzie and $50,000 due to Cavalier.

Should you have any questions regarding these fees or any other aspects of the Agreement,  please don't hesitate to ask. Again, we thank you for selecting our team as the Developers and  we look forward to working with you to make this a successful project.

Sincerely,

MacKenzie Development Company. LLC

/s/ Robert Aumiller
Robert J. Aumiller, Jr.
Vice President

Cc: Stephen P. Oder

Acknowledged and Agreed

/s/ Charley MacKenzie
Charles W.S. MackKenzie, Inter-American Development, LLC
On behalf of SeD Maryland Development, LLC